Exhibit 99.1

Edgewater Technology Announces Results for First Quarter 2004;
Year-over-Year Revenue Growth of 24%

    WAKEFIELD, Mass.--(BUSINESS WIRE)--April 21, 2004--Custom development and system integration consulting firm, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, "Edgewater Technology" or the "Company") today announced financial results for its first quarter 2004.
    Actual financial results and utilization for the first quarter 2004 were as follows:

    -- Revenue decreased 5% to $6.4 million, compared to $6.8 million in the fourth quarter of 2003 and increased 24%, compared to revenue of $5.2 million during the first quarter of 2003;

    -- Gross profit was $2.6 million, compared to $3.0 million in the fourth quarter of 2003 and $2.3 million during the first quarter of 2003;

    -- Gross profit margin was 40%, compared to 45% in the fourth quarter of 2003 and 45% during the first quarter of 2003;

    -- Utilization was 76% for the first quarter, compared to 74% during the fourth quarter of 2003 and 77% for the first quarter of 2003;

    -- Income before taxes was $0.1 million, or $0.01 per share for the first quarter, compared to $0.3 million, or $0.03 per share during the fourth quarter of 2003 and $0.1 million, or $0.01 per share during the first quarter of 2003.

    --  Net income amounted to $0.07 million or $0.01 per share;

    -- Cash flow used in continuing operations was $1.5 million during the first quarter.

    "As a natural evolution to Edgewater's vertical industry focus, strategy and design opportunities have taken center stage in our sales pipeline. These potential engagements represent the front-end of the buying cycle and are substantially larger than the average first bids experienced during 2003. Infrastructure optimization services, although smaller in dollar value, are closing at a fast pace," stated Shirley Singleton, President and CEO of Edgewater Technology. "Our strong credentials, particularly in Insurance and Higher Education, have caused several prospects to entertain the idea of utilizing Edgewater's services over a longer period of time. While these potential multi-year deals take longer to close, it should be noted that Edgewater's average hit rate on winning is steadily increasing."
    Singleton continued, "We are pleased with our strong year-over-year revenue growth and look forward to unlocking our sales pipeline. To date, we have secured 6 new customers. While the longer decision cycles will affect us from a sequential growth perspective, the possibility of more multi-year contracts could bring steady utilization and long-term growth."

    Conference Call

    Edgewater Technology will host a conference call today, Wednesday, April 21, at 10:00 a.m. (EST) to discuss the Company's first quarter 2004 results. To listen to the live call via the Internet, you can participate by logging onto the Web cast at www.edgewater.com - Investor Relations section or you can dial 800-915-4836 approximately 15 minutes prior to start of the call. A replay of the call can be accessed via www.edgewater.com - Investor Relations section or by dialing 800-428-6051 or 973-709-2089 (passcode 348379) from 12:00 p.m.
EST Wednesday, April 21 through 11:59 p.m. EST Wednesday, April 28.

    About Edgewater Technology, Inc.

    Founded in 1992, Edgewater Technology is an award-winning consulting firm that specializes in combining strategic consulting, technical knowledge, and industry domain expertise to develop technology solutions that assist primarily middle-market companies and divisions of Global 2000 companies to align their processes with their purposes. This approach not only promotes increased efficiency, but also supports increased effectiveness. Targeting strategic, mission-critical applications, the Company collaborates with customers to translate business goals into technical strategies. Headquartered in Wakefield, Massachusetts, the Company services its client base throughout its network of strategically positioned solutions centers. For further information, visit www.edgewater.com or call 781-246-3343.

    Selected Financial Data:

                      EDGEWATER TECHNOLOGY, INC.
                       Statements of Operations
               (In thousands, except per share amounts)
                             (Unaudited)

                                                    Three Months Ended
                                                          March 31,
                                                      2004       2003

   Service revenue                                  $6,422     $5,189
   Cost of services                                  3,841      2,868
             Gross profit                            2,581      2,321

   Selling, general and administrative               2,382      2,135
   Depreciation and amortization                       193        204
              Operating income (loss)                    6        (18)

   Interest income and other, net                      101        133
   Income before taxes                                 107        115

   Income tax provision                                 42         46

              Net income                               $65        $69

   BASIC AND DILUTED EARNINGS PER SHARE
        Net income                                   $0.01      $0.01

   Weighted Average Shares Outstanding - Basic      11,392     11,473
   Weighted Average Shares Outstanding - Diluted    12,367     11,557


                      EDGEWATER TECHNOLOGY, INC.
                  Summary Balance Sheet Information
                            (In thousands)

                                             March 31,    December 31,
                                                 2004            2003
                                           (Unaudited)    (Unaudited)
Assets
Cash and marketable securities                 $42,434        $44,259
Accounts receivable, net                         4,142          3,532
Fixed assets, net                                1,249          1,309
Deferred tax asset, net                         22,095         22,175
Intangible assets, net                          13,031         13,135
Prepaid expenses and other assets                2,288          2,121
Total Assets                                   $85,239        $86,531

Liabilities and Equity
Accounts payable & Accrued liabilities          $3,083         $3,554
Accrued payroll & related liabilities              927          2,009
Other liabilities                                   28             84
Stockholders' Equity                            81,201         80,884
Total Liabilities & Stockholders' Equity       $85,239        $86,531

Shares Outstanding                              11,422         11,366


    This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to our 2004 outlook concerning revenues, sales, operating profitability, growth opportunities and plans; and IT spending and decision-making trends. The forward looking statements included in the Press Release relate to future events or our future financial conditions or performance, Words such as "will," "provide," "focused," "believe," "continue," "remain," "optimistic," and "emerge," or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) changes in industry trends, such as decline in the demand for custom development and system integration services and/or spending delays with existing information technology services projects; (2) failure to obtain new customers or retain significant existing customers; (3) loss of key executives; (4) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest or currently exchange rates and the overall demand for information technology services and/or spending delays for existing information technology services; (5) failure of the general economy or IT services spending to rebound or otherwise improve; (6) lack of available growth opportunities; (7) the inability to maintain, sustain or grow revenues; (8) the strength or visibility of the Company's backlog of business for 2004; (9) any changes in ownership of the Company or otherwise that would result in a limitation on the use of the net operating loss carry forward under applicable tax laws; and (10) the failure to obtain predecessor entity tax records that are not in our control and successfully resolve outstanding tax disputes. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further set forth under the heading "Business- Factors Affecting Finances, Business Prospects and Stock Volatility" in the Company's Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

    CONTACT: Edgewater Technology, Inc.
             Kevin Rhodes, Chief Financial Officer
             Barbara Warren-Sica, Investor Relations
             781-246-3343